Exhibit 10.05

OGE ENERGY CORP.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

OGE ENERGY CORP.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

I.	PURPOSE AND EFFECTIVE DATE

1.1

Purpose. The OGE Energy Corp. Deferred Compensation Plan has been established by OGE Energy Corp. to attract and retain key management employees by providing a tax-deferred capital accumulation vehicle and to supplement such employees’ 401(k) contributions, thereby encouraging savings for retirement.

1.2	Effective Date. The following provisions constitute an amendment and restatement of the Plan, effective January 1, 2005. The Plan shall remain in effect until terminated in accordance with Article X.

1.3

Continuation of Prior Plan. The Plan as originally adopted was intended to be an amendment, restatement and continuation of the OGE Energy Corp. Restoration of Retirement Savings Plan (the “Supplemental RSP”). Effective March 27, 2001, the OGE Energy Corp. Directors’ Deferred Compensation Plan (formerly known as the Stock Equivalent and Deferred Compensation Plan For Directors of OGE Energy Corp.) (the “Directors’ Plan”) was merged with and into the Plan.

II.	DEFINITIONS

When used in the Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

2.1

“Account” means the recordkeeping account established for each Participant in the Plan for purposes of accounting for the amount of Base Salary, Bonus or Director Compensation deferred under Article IV and Matching and Discretionary Credits, if any, to be credited under Article V, adjusted periodically to reflect assumed investment return on such deferrals, Matching and Discretionary Credits in accordance with Article VI. A Participant’s Account may be divided into two or more subaccounts as the Administrator determines necessary or desirable for the administration of the Plan, and shall be divided into the following subaccounts, where applicable: (i) “Pre-2005 Account(s)” to which shall be credited any deferrals, Matching and Discretionary Credits, as adjusted to reflect assumed investment return, that were earned and vested as of December 31, 2004 and (ii) “Post-2004 Account(s)” to which shall be credited any deferrals, Matching and Discretionary Credits, as adjusted to reflect assumed investment return, made for Plan Years beginning before January 1, 2005 but that were not earned and vested as of December 31, 2004 and any deferrals, Matching and Discretionary Credits, as adjusted to reflect assumed investment return, made for Plan Years beginning on or after January 1, 2005.

2.2

“Administrator” means the Benefits Committee of the Company or such other individual or committee appointed by the Company’s Benefits Oversight Committee to administer the Plan in accordance with Article IX.

2.3

“Affiliate” means in respect of the Company or other Employer, any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company or other Employer, as the case may be, within the meaning of Code Section 414(b) or (c); provided, however, that, except for purposes of the term “Affiliate” when used in Section 2.30 below, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. § 1.414(c)-2. Notwithstanding the foregoing, any such entity which is an Affiliate of the Company solely because of the proviso in the preceding sentence shall be an Affiliate of the Company for purposes of Section 2.18 or 2.19 only if it has been designated by the Board as an Affiliate whose employees or non-employee directors, as the case may be, are eligible to participate in the Plan.

2.4	“Affiliate Board” means the Board of Directors of any Affiliate.

2.5	“Base Salary” means a Participant’s base salary, prior to any reductions therein, as shown in the personnel records of the Company or applicable Affiliate.

2.6

“Beneficiary” means the person or entity designated by the Participant to receive the Participant’s Plan benefits in the event of the Participant’s death. If the Participant does not designate a Beneficiary, or if the Participant’s designated Beneficiary predeceases the Participant, the Participant’s estate shall be the Beneficiary under the Plan. All Beneficiary designations shall be made in writing in such manner, including electronically, as the Administrator shall prescribe. Any properly completed Beneficiary designation, or changes therein, will be effective on the date it is filed with the Administrator or its delegate during the Participant’s lifetime and, once filed, shall revoke any prior designations.

2.7	“Board” means the Board of Directors of the Company.

2.8	“Bonus” means the annual bonus payable to a Participant under the OGE Energy Corp. Annual Incentive Compensation Plan or any successor thereto or replacement thereof.

2.9	“Change in Control” means the happening of any of the following events:

(a)

an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding however the following: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored by or maintained by the Company or any corporation or other Person controlled by the Company or (4) any acquisition by any corporation or other Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section 2.9; or

(b)

a change in the composition of the Board such that the individuals who as of January 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.9, that any individual who becomes a member of the Board subsequent to January 1, 2005, whose election or nomination for election by the Company’s shareowners was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)

consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other controlling persons, as the case may be, of the corporation or other Person resulting from such Business Combination (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the corporation or other Person resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other Person resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or equity interests of the corporation or other Person resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other Person except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (3) at least a majority of the members of the board of directors or other governing body of the corporation or other Person resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(d)	the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.10	“Code” means the Internal Revenue Code of 1986, as amended.

2.11	“Company” means OGE Energy Corp. and any successor thereto.

2.12	“Compensation” means Base Salary and/or Bonus with respect to an Eligible Employee and means Director Compensation with respect to an Eligible Director.

2.13	“Deferral Election” means the election made by an Eligible Employee or Eligible Director to defer Compensation in accordance with Article IV.

2.14

“Director Compensation” means annual retainer and attendance fees, prior to any reduction therein, payable to an Eligible Director in cash for services as a member of the Board or, effective on or after November 28, 2007, an Affiliate Board.

2.15

“Disability” (i) as applicable to a Participant’s Pre-2005 Account(s), shall have the same meaning as permanent disability under the RSP and (ii) as applicable to a Participant’s Post-2004 Account(s), means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; provided, however, that in either case, the Disability must be incurred prior to the Participant’s Separation from Service or termination of service on the Board and Affiliate Boards, as the case may be. A Participant will be treated for purposes of the Plan as incurring a Disability on the date on which the Administrator makes its determination of Disability. A determination of Disability shall be made by the Administrator based upon the written opinion of a licensed physician who has been approved by the Administrator. The decision of the Administrator with respect to a Disability shall be conclusive for all purposes of the Plan.

2.16	“Discretionary Credit” means an amount credited to a Participant’s Account, as determined by the Compensation Committee of the Board in its sole discretion.

2.17	“Election Period” means the period specified by the Administrator as provided in Article IV during which a Deferral Election may be made with respect to Compensation payable for a Plan Year.

2.18	“Eligible Director” means a member of the Board or, effective on or after November 28, 2007, an Affiliate Board and who, in either case, is not also an employee of the Company or Affiliate thereof.

2.19

“Eligible Employee” means (i) with respect to any Plan Year commencing on or after January 1, 2003 and prior to January 1, 2007, unless determined otherwise by the Board, an employee of the Company or an Affiliate thereof who (A) is at OGE Grade 31 or above or, if OGE Grade levels do not apply to the particular business unit in which the employee is employed, is in a comparable salary grade or has comparable salary to employees at OGE Grade 31 or above, as determined by the Administrator, or (B) was an Eligible Employee under the Plan as in effect prior to January 1, 2003 and had a Deferral Election in effect for the Plan Year beginning January 1, 2002, and (ii) with respect to any Plan Year commencing on or after January 1, 2007, unless determined otherwise by the Board, an employee of the Company or of an Affiliate thereof who (A) is at OGE Grade 61 or above (or, if OGE Grade levels do not apply to the particular business unit in which the employee is employed, is in a comparable salary grade or has comparable salary to employees at OGE Grade 61 or above, as determined by the Administrator) and, as determined by the employee’s supervisor, is a supervisor or a key contributor, or (B) was an Eligible Employee under the Plan as in effect prior to January 1, 2003 and had a Deferral Election in effect for the Plan Year beginning January 1, 2002. Notwithstanding the foregoing, an employee shall not be an Eligible Employee if he or she is deemed by the Administrator not to be a member of a select group of management or highly compensated employees of the Company and its Affiliates.

2.20

“Employer” means (i) the Company or (ii) an Affiliate thereof that employed an Eligible Employee or in respect of which an Eligible Director was a non-employee director, in either case while a Participant, and any successor thereto.

2.21	“Matching Credit” means the amount credited to a Participant’s Account pursuant to Section 5.1.

2.22	“Participant” means an Eligible Employee or Eligible Director who has elected to defer Compensation or who has been credited with a Discretionary Credit.

2.23	“Partnership Units” means a common unit of OGE Enogex Partners L.P., a Delaware limited partnership, or any successor thereto.

2.24	“Plan” means the OGE Energy Corp. Deferred Compensation Plan, as amended from time to time.

2.25	“Plan Year” means the calendar year.

2.26	“Prior Plan” means the Supplemental RSP or the Directors’ Plan (as defined in Section 1.3), as applicable.

2.27

“Retirement” means a Separation from Service, for reasons other than death, occurring on or after the earlier of (i) the Participant’s attainment of at least age 55 with five (5) or more years of “Vesting Service”, as such term is defined in the OGE Energy Corp. Retirement Plan or any successor thereto or (ii) the Participant’s attainment of age 65.

2.28	“RSP” means the OGE Energy Corp. Employees’ Stock Ownership and Retirement Savings Plan, as amended from time to time.

2.29

“Separation from Service” means in respect of a Participant (other than a Participant who is an Eligible Director), any termination of employment with the Participant’s Employer and its Affiliates due to Retirement, death or any other reason; provided, however, that in respect of a Participant’s Post-2004 Account(s), no Separation from Service for reasons other than death shall be deemed to occur for purposes of the Plan while the Participant is on military leave, sick leave, or other bona fide leave of absence that does not exceed six months or, if longer, the period during which the Participant’s right to reemployment with the Employer or its Affiliates is provided either under applicable statute or by contract; and provided further that, if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, a Separation from Service will be deemed to have occurred on the first day following such six-month period. Whether and when a Separation of Service has occurred for purposes of the Plan in respect of a Participant’s Post-2004 Accounts shall be determined based on the meaning of “separation from service” under Code Section 409A and the regulations promulgated thereunder and, accordingly, shall be based on whether the facts and circumstances indicate that the Employer and its Affiliates and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to Employer and its Affiliates if the Participant has been providing services to the Employer and its Affiliates less than 36 months). A Participant shall be presumed for this purpose to have a Separation from Service where the level of bona fide services decreases to a level equal to 20% or less of such average level of services.

2.30

“Specified Employee” means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, an employee or director of the Participant’s Employer or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for the purposes of the Plan unless, as of the date of the Participant’s Separation from Service or termination of service on the Board and Affiliate Boards, as the case may be, stock of such Employer or an Affiliate thereof is publicly traded on an established securities market or otherwise.

2.31	“Supplemental RSP” has the meaning ascribed to such term in Section 1.3.

2.32

“Valuation Date” means the last business day of each calendar month and such other dates as may be specified by the Administrator; provided, however, that for purposes of Section 4.5 and Article VI only, effective January 1, 2006, Valuation Date shall also mean the last business day of each calendar week.

III.	PARTICIPATION

An Eligible Employee or Eligible Director shall become a Participant in the Plan by filing a Deferral Election with the Administrator in accordance with Article IV. In addition, an Eligible Employee or Eligible Director who is not otherwise a Participant in the Plan shall become a Participant in the Plan on the date he or she is credited with a Discretionary Credit. If the Administrator determines that participation by one or more Participants shall cause the Plan to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the entire interest of such Participant or Participants under the Plan shall be segregated from the Plan and held under a mirror plan with identical terms for the benefit of the Participant, and such Participant or Participants shall cease to have any interest under the Plan. Subject to the preceding sentence, if a Participant ceases for any Plan Year to be an Eligible Employee or Eligible Director, as the case may be, but remains or becomes an employee or member of the Board of Directors of the Company or an Affiliate, (i) the Participant’s Deferral Election shall continue in effect for the remainder of the Plan Year (or until payment of his Account balance under Section 7.2 or 7.3, if earlier) as if he had remained an Eligible Employee or Eligible Director but the Participant shall be unable to defer Compensation under Article IV for any subsequent Plan Year until the Participant should again become an Eligible Employee or Eligible Director and becomes a Participant by filing a Deferral Election in accordance with Article IV, (ii) the Participant shall no longer be able to receive Matching and Discretionary Credits, if any, under Article V for such Plan Year or for any subsequent Plan Year until the Participant should again become an Eligible Employee or Eligible Director, and (iii) such Participant’s Account shall continue to be subject to all the terms and conditions of the Plan, including Sections 5.3 and 5.4 and Articles VI, VII and VIII, as if such Participant had remained an Eligible Employee or Eligible Director.

IV.	DEFERRAL OF COMPENSATION

4.1	Deferral of Base Salary. An Eligible Employee may elect to defer up to 70% of his or her Base Salary for a Plan Year by filing a Deferral Election in accordance with Section 4.4.

4.2	Deferral of Bonus. An Eligible Employee may elect to defer up to 100% of his or her Bonus for a Plan Year by filing a Deferral Election in accordance with Section 4.4.

4.3	Deferral of Director Compensation. An Eligible Director may elect to defer up to 100% of his or her Director Compensation for a Plan Year by filing a Deferral Election in accordance with Section 4.4.

4.4

Deferral Elections. A Participant’s Deferral Election shall be in writing, and shall be filed with the Administrator at such time and in such manner, including electronically, as the Administrator shall provide, subject to the following:

(a)

A Deferral Election shall be made during the Election Period established by the Administrator which, in the case of Base Salary and Director Compensation, shall end no later than the day preceding the first day of the Plan Year in which the services in respect of which such Base Salary or Director Compensation would otherwise be payable are performed and, in the case of Bonus, shall end no later than the last day of the Plan Year preceding the Plan Year to which such Bonus relates. For purposes of the Plan, a bonus relates to Plan Year with respect to which the services entitling the Participant to the bonus are performed regardless of whether the bonus is payable in that or any later year.

(b)	Deferral Elections may be expressed as a percentage or fixed dollar amount of Base Salary, Bonus, or Director Compensation, as applicable, within the limits provided under the Plan.

(c)

In lieu of a Deferral Election under Section 4.1 or 4.2, the Participant may elect with respect to a Plan Year that deferrals of Base Salary and Bonus be made to the Plan starting when the Participant has made the maximum deferrals permitted for the Plan Year under the RSP because of limitations on such deferrals contained in the Code. Any such election will be based on a joint deferral percentage elected for that Plan Year under both the RSP and this Plan during the Election Period ending no later than the last day immediately preceding that Plan Year and may not be revoked or changed under this Plan during the Plan Year. If, notwithstanding the foregoing, the Participant should change his or her deferral election under the RSP during such Plan Year, deferrals will continue to be made under this Plan for the remainder of the Plan Year as if the RSP deferral election had remained unchanged. Notwithstanding the foregoing, (i) any such election under the RSP and this Plan applied to a Plan Year in which a Bonus is payable shall be applied independently of and separately from any election made previously under Section 4.2 with respect to the same Bonus, and (ii) if, at the time all or any portion of a Bonus is payable, the maximum deferrals permitted under the RSP for the Plan Year have been made due to the limitations on such deferrals contained in the Code, the election, if any, made under this Section 4.4(c) for the Plan Year to which the Bonus relates (as provided in Section 4.4(a)) shall apply under the Plan (and not the election made under this Section 4.4(c) for the Plan Year in which the Bonus is payable) to that portion of the Bonus that cannot be taken into account in making deferrals under the RSP for such Plan Year because of the Code limitations on deferrals.

Once made, a Deferral Election for a Plan Year shall become irrevocable at the end of the Plan Year in which occurs the Election Period during which the Deferral Election was made, but such Deferral Election may be changed or revoked prior to that time in accordance with rules established by the Administrator. A Deferral Election which has become irrevocable shall remain in effect for the Plan Year for which made and for subsequent Plan Years unless changed or revoked by the Participant in accordance with rules established by the Administrator. Any such modification or revocation, however, shall be effective beginning for the Plan Year following the Plan Year in which the modification or revocation is filed with the Administrator; provided that, a revocation shall become effective as soon as practicable during the Plan Year in which filed with the Administrator in the event the revocation is required because the Participant obtained a hardship withdrawal under the RSP. If a Deferral Election is revoked during a Plan Year in accordance with the preceding sentence in order for the Participant to obtain a hardship withdrawal under the RSP, the Participant may not make a new Deferral Election before the Election Period established by the Administrator for making deferrals to be effective for the next Plan Year. As of the last day of each Plan Year, a Deferral Election then in effect, shall become irrevocable for the immediately following Plan Year except to the extent modified or revoked as provided above.

Notwithstanding the foregoing provisions of this Section 4.4, the Administrator may provide that an individual who becomes an Eligible Director after the first day of a Plan Year may make a Deferral Election within 30 days of becoming an Eligible Director, which Deferral Election shall relate to Director Compensation paid for services to be performed after the date such election is made.

4.5

Crediting of Deferral Elections. The amount of Compensation that a Participant elects to defer under the Plan shall be credited by the Company to the Participant’s Account as of the Valuation Date on or immediately preceding the date on which the Compensation would have been payable absent the Deferral Election. The amounts so credited shall be deemed invested in the assumed investment alternatives available under the Plan as provided in Article VI.

V.	EMPLOYER CREDITS

5.1

Matching Credits. A Participant (other than a Participant who is an Eligible Director) who has made a Deferral Election for a Plan Year shall be credited with a “Matching Credit” for the Plan Year equal to the excess of (i) the matching contribution that would have been made under the RSP for such Plan Year if the first 6% of the Participant’s Base Salary and Bonus otherwise payable in such Plan Year that is deferred under this Plan and the RSP (other than as “Catch-up Contributions” thereunder) were treated as “Tax-Deferred Contributions” under the RSP, without regard to any limitations on such matching contributions contained in the RSP due to the application of Sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code, over (ii) the greater for such Plan Year of (A) the maximum amount of matching contributions the Participant is eligible to receive under the RSP with respect to Tax Deferred Contributions (determined by taking into account the provisions of the RSP), or (B) the actual matching contributions received under the RSP with respect to all contributions. Such Matching Credit shall be credited to the Participant’s Account at the same time that the underlying Base Salary or Bonus deferral is credited to the Participant’s Account. The amounts so credited shall be deemed invested in the assumed investment alternatives available under the Plan to the Participant as provided in Article VI. Notwithstanding the foregoing, if after the beginning of a Plan Year a Participant changes in any way his or her Tax-Deferred Contributions and/or After-Tax Contribution elections under the RSP in a manner that would affect the amount of Matching Credits to be made under the Plan for such Plan Year, the Matching Credits to be credited to the Participant’s Account for such Plan Year shall be appropriately reduced or increased, as the case may be, provided that the aggregate Matching Credits under the Plan for such Plan Year do not exceed 100% of the matching contributions that would be provided under the RSP absent any plan-based restrictions that reflect limits on contributions under the Code.

5.2

Discretionary Credits. The Compensation Committee of the Board may award a Participant a Discretionary Credit at such time and in such amount determined by that Committee in its sole discretion. Any such Discretionary Credit shall be credited to the Participant’s Account at the time determined in writing by the Compensation Committee of the Board at the time of the award, which determination shall also specify the terms and conditions of the award relating to vesting and how such credit shall be deemed invested under the Plan.

5.3

Vesting. A Participant’s Matching Credits, as adjusted for assumed investment return, shall vest based on the Participant’s years of service (which shall be equal to the Participant’s “Years of Vesting Service” within the meaning of and as credited to the Participant under the RSP) under the following schedule:

Years of Service	Percentage of Matching Credits Vested

Less than 3	0%
3 but less than 4	30%
4 but less than 5	40%
5 but less than 6	60%
6 but less than 7	80%
7 or more	100%

Notwithstanding the foregoing, with respect to any Participant who is employed by the Company or Affiliates on or after January 1, 2002, the Participant’s vested percentage of the Participant’s Matching Credits, as adjusted for assumed investment return, shall be determined in accordance with the following schedule:

Years of Service	Percentage of Matching Credits Vested

Less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 or more	100%

A Participant’s Discretionary Credit, if any, shall vest in accordance with the terms established in writing by the Compensation Committee of the Board at the time it is awarded. Subject to Section 5.4, any portion of a Participant’s Account that is not vested upon the Participant’s Separation from Service or termination of service on the Board and Affiliate Boards, as the case may be, shall be permanently forfeited.

5.4

Acceleration of Vesting. Notwithstanding the provisions of Section 5.3, a Participant’s Matching Credits and Discretionary Credits, if any, as adjusted for assumed investment return, shall become fully vested upon the following events:

(a)        the Participant’s Retirement (other than in respect of a Participant who is a Eligible Director);

(b)	the Participant’s Disability;

(c)	the Participant’s death;

(d)	a Change in Control; or

(e)	Termination of the entire Plan under Article X.

VI.	PLAN ACCOUNTS

6.1

Valuation of Accounts. The Administrator shall establish an Account for each Participant who has filed a Deferral Election to defer Compensation or who has been awarded a Discretionary Credit, or who had an account with respect to the Prior Plans as of the effective date of this restatement of the Plan. Such Account and applicable subaccounts shall be credited with a Participant’s deferrals, Matching Credits and Discretionary Credits as set forth in Sections 4.5, 5.1 and 5.2, respectively, and with the Participant’s Prior Plan account balance, if any. As of each Valuation Date, the Participant’s Account and applicable subaccounts thereunder shall be adjusted upward or downward to reflect (i) the investment return to be credited as of such Valuation Date pursuant to Section 6.2, (ii) the amount of distributions, if any, debited since the next preceding Valuation Date under Article VII or Article VIII, and (iii) the amount of forfeitures or reductions, if any, debited since the next preceding Valuation Date under Sections 5.1, 5.3 or 7.4.

6.2

Crediting of Investment Return. Subject to such rules and limitations as the Administrator may determine and the provisions of this Section 6.2, each Participant shall designate from among the available assumed investment alternatives established by the Administrator under Section 6.3, one or more assumed investments in which the amounts credited to his or her Account shall be deemed invested. As of each Valuation Date, a Participant’s Account balance and subaccounts thereunder shall be adjusted upward or downward for increases and decreases in the fair market value of the investments in which deemed invested during the period since the immediately preceding Valuation Date, net of any allocable expenses of the Plan and related trusts that the Company does not elect to pay. On or before the last business day of each calendar month (or, effective on and after January 1, 2006, on or before 1:00 p.m. Pacific Time on the last business day of each calendar week or other such time as the Administrator or its delegate shall provide from time to time), a Participant may make a new election, to be effective immediately after the close of business on the last business day of the month (or effective on or after January 1, 2006, week), in which the election is filed with the Administrator, with respect to the assumed investments in which his or her Account shall be deemed invested in the future. Such new election may, subject to the following sentence, (i) redirect the investment of his or her ending Account balance as of the close of business on the Valuation Date coinciding with the last business day of such month (or effective on or after January 1, 2006, week), among the available assumed investment alternatives and/or (ii) change the assumed investment alternatives in which future contribution credits to be made as of or after the effective date of the election will be deemed invested. Any such election shall be made in the form and at the time specified by the Administrator, including electronically; provided, however, prior to a Participant’s attainment of age 55, Matching Credits and the portion of his or her Account attributable to Matching Credits shall be deemed to be invested only in the assumed investment alternative based on the Company’s common stock; and provided further that any Discretionary Credits allocable for investment in the assumed investment alternative based on the Company’s common stock or on Partnership Units, as the case may be, and the portion of the Account attributable to such Discretionary Credits may not be redirected to other assumed investment alternatives, except to the extent permitted by the terms of the award of such Discretionary Credits. The portion of a Participant’s Account that is deemed invested in Company common stock or Partnership Units, if any, shall also be credited with deemed dividends or other distributions as of the Valuation Date on or immediately preceding the date on which such dividends or other distribution on Company common stock or Partnership Units are paid.

Participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 may be subject to election restrictions with respect to the assumed investment alternative based on the Company’s common stock or Partnership Units, including a restriction that such election will not take effect until approved by the Secretary of the Company.

6.3

Assumed Investment Alternatives. The Administrator shall designate the assumed investment alternatives that will be available from time to time under the Plan for purposes of measuring a Participant’s investment return under Section 6.2. Such assumed investment alternatives shall include an assumed investment in Company common stock and, following the initial public offering of the Partnership Units, may include in respect of some or all Participants, an assumed investment in Partnership Units. The value of deemed investments in Company common stock or Partnership Units shall be determined based on the fair market value of a share of Company common stock or Partnership Unit, as the case may be, as reported on the New York Stock Exchange composite tape at the close of business on the Valuation Date on or next preceding the date on which the amount or value of such investment is being determined. Notwithstanding the foregoing, any assumed investment alternative made available under the Plan must qualify as a predetermined actual investment within the meaning of Treasury Reg. § 31.3121(v)(2)-1(d)(2) or for any Plan Year reflect a reasonable rate of interest (determined in accordance with Treasury Reg. § 31.3121(v)(2)-1(d)(2)(i)(C)).

6.4

Investment Alternatives After Death. For periods after the Valuation Date coincident with or next following a Participant’s death, the Participant’s Account balance shall be treated as if it were invested in a fixed interest rate account at prevailing short-term interest rates, as determined by the Administrator. Beneficiaries shall not be permitted to make elections with respect to assumed investment alternatives under the Plan.

VII.	PAYMENT OF BENEFITS

7.1

Distribution at Specific Future Date. At the time a Participant initially elects to participate in the Plan or, if earlier, by the last to occur of (i) 30 days after the date he or she becomes an Eligible Employee or Eligible Director, as the case may be, (ii) the last day of the calendar year ending immediately prior to the calendar year in which he or she performs services for which a Discretionary Credit under the Plan is first made for the Participant, or (iii) December 31, 2008, the Participant may elect one or more future Valuation Dates on which all or a portion of his or her vested Account as of such date shall be paid. Participants who participated in the Plan prior to the 2005 Plan Year and who have Post-2004 Accounts may, but are not required to, make a separate election under this Section 7.1 that is applicable to distribution of his or her vested Post-2004 Account, provided that, such election is made at such time and in such form, including electronically, during 2005 as the Administrator shall prescribe. Any future date elected in an election under this Section 7.1 shall be a Valuation Date in a specific future year which is at least two Plan Years after the Plan Year for which the initial election is made (or is at least two Plan Years after a 2005 election for Post-2004 Accounts, as applicable); provided, however, that only one distribution per Plan Year may be elected in an election under this Section 7.1; provided, further that, if the Participant elects a distribution at one or more specific future dates and incurs a Disability or a Separation from Service or termination of service on the Board and Affiliate Boards, as the case may be, prior to any such date, such election shall be without further effect and distribution shall commence pursuant to Sections 7.2, 7.3, 8.1 or 8.2, as applicable. A distribution election under this Section 7.1 may be revoked or extended to a Valuation Date in a future Plan Year by filing a revocation or extension election with the Administrator at least 12 months prior to the first day of the Plan Year in which such distribution was scheduled to take place; provided, however, that such revocation or extension shall only apply to the Participant’s Pre-2005 Account. Only one such subsequent change shall be permitted with respect to any distribution election.

7.2

Distribution Upon Retirement or Disability; Termination of Board Service. Subject to Section 7.8 relating to distributions to Specified Employees, if a Participant (other than a Participant who is an Eligible Director) incurs a Disability or a Separation from Service by reason of Retirement or, with respect to an Eligible Director, incurs a Disability or terminates service on the Board and Affiliate Boards, distribution of the Participant’s Account (or in the case of Disability, the portion(s) of the Account with respect to which the Participant has incurred a Disability) shall be made or commence, but subject to Section 11.7, as of one of the following dates elected by the Participant in his or her Deferral Election made at the time the Participant initially elects to participate in the Plan or , if earlier, by the last to occur of (i) 30 days after the date he or she becomes an Eligible Employee or Eligible Director, as the case may be, (ii) the last day of the calendar year ending immediately prior to the calendar year in which he or she performs services for which a Discretionary Credit under the Plan is first made for the Participant, or (iii) December 31, 2008 provided that this clause (iii) shall only be applicable if the election under this Section 7.2 is not made in the year in which the Participant’s Disability, Separation from Service or termination of Board and Affiliate Board service occurs:

(a)	the Valuation Date coincident with or next following the date the Participant incurs a Disability or a Separation from Service or termination of Board and Affiliate Board service, as applicable; or

(b)

January 1st of the Plan Year immediately following the Plan Year in which the Participant incurs a Disability or a Separation from Service or termination of Board and Affiliate Board service, as applicable.

Participants who participated in the Plan prior to the 2005 Plan Year and who have Post-2004 Accounts may, but not required to, make a separate distribution election under this Section 7.2 that is applicable to the distribution of his or her Post-2004 Account balance, provided that, such election is made at such time and in such form, including electronically, during 2005 as the Administrator shall prescribe.

Distribution under this Section 7.2 pursuant to any such election shall be made (i) in a lump sum in an amount equal to the balance in the portion of the Account to be paid in a lump sum determined as of the Valuation Date coincident with or next preceding the date of payment, (ii) in annual installments of up to 15 years as designated in the Participant’s election, with such installments to be made as of the date designated above and anniversaries thereof (and, for purposes of Section 409A of the Code, each such installment payment shall be a separate payment and not one of a series of payments treated as a single payment), or (iii) in a combination of (i) and (ii), as elected by the Participant in his or her election(s). The amount of each installment payment to be made to a Participant under clause (ii) above shall be equal to the quotient obtained by dividing the balance in the portion of his or her Account subject to the election as of the Valuation Date coincident with or next preceding the date of such installment payment by the number of installment payments remaining to be made to the Participant at the time of such calculation. A Participant may change the time and form of his or her distribution election under this Section 7.2 but only with respect to his or her Pre-2005 Account balance by filing a new election with the Administrator; provided, however, that any election change that has not been on file with the Administrator at least 12 months prior to the first day of the Plan Year in which the Participant’s Disability, Separation from Service or termination of service on the Board and Affiliate Boards, as the case may be, occurs shall be void and disregarded. Notwithstanding the foregoing, a Participant who incurs a Disability may request that the Administrator distribute the Participant’s Pre-2005 Account balance in a lump sum payment following the occurrence of such Disability in which case the Administrator, in its sole discretion, shall determine whether to make payment in a lump sum. If the Participant does not make a valid distribution election, in accordance with the foregoing provisions of this Section 7.2, with respect to all or any portion of the Participant’s Account, the Participant’s Account or such portion thereof not covered by a valid distribution election shall be paid in a lump sum under subparagraph (a) of the first paragraph of this Section 7.2.

7.3

Distribution On Other Termination of Employment. Subject to Section 7.8 relating to distributions to Specified Employees, if a Participant’s Separation from Service occurs for any reason other than Retirement or death and the Participant has not incurred a Disability prior thereto, the Participant’s Account (or the portion thereof with respect to which the Participant has incurred such a termination) shall be paid in a lump sum payment, but subject to Section 11.7, as of the Valuation Date coincident with or next following such Separation from Service. Notwithstanding the foregoing, the Administrator, in its sole discretion, may elect to distribute the Participant’s Pre-2005 Account under this Section 7.3 in up to five substantially equal annual payments commencing as of the Valuation Date coincident with or next following the Participant’s Separation from Service. This Section 7.3 shall not apply to a Participant who is an Eligible Director.

7.4

Unscheduled Withdrawal of Pre-2005 Accounts. A Participant may request a withdrawal of all or a portion of his or her Pre-2005 Account by filing an election with the Administrator specifying the amount of the Pre-2005 Account to be withdrawn. Payment of such amount, adjusted by the amount forfeited as provided in the following sentence, shall be made as of the first Valuation Date administratively practicable after such request is received. An amount equal to 10% of the withdrawal requested shall be debited to the Participant’s Account and permanently forfeited at the time the withdrawal is made.

7.5

Withdrawal of Pre-2005 Accounts on Unforeseeable Emergency. Prior to the date otherwise scheduled for payment under the Plan, upon showing an unforeseeable emergency, a Participant who has not incurred a Disability, Separation from Service or terminated service on the Board and Affiliate Boards, as the case may be, may request that the Administrator accelerate payment of all or a portion of his or her Pre-2005 Account in an amount not exceeding the amount necessary to meet the unforeseeable emergency. For purposes of the Plan, an unforeseeable emergency means an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the Participant if early withdrawal were not permitted. The determination of an unforeseeable emergency shall be made by the Administrator in its sole discretion, based on such information as the Administrator shall deem to be necessary.

7.6	Form of Elections. All distribution and withdrawal elections under this Article VII shall be made in the form established by the Administrator.

7.7	Form of Payment; Withholding. All payments under the Plan shall be made in cash and are subject to the withholding of all applicable taxes.

7.8

Delay In Payment to Specified Employees. Notwithstanding the foregoing provisions of this Article VII, if a Participant is a Specified Employee at the time of his or her Separation from Service or termination of service on the Board and Affiliate Boards, as the case may be, for reasons other than death and is to receive as a result of such Separation from Service or termination of service a distribution from his or her Post-2004 Account under Section 7.2 or 7.3 before the date that is six months after the date of such Separation from Service or termination of service on the Board and Affiliate Boards, no distribution from the Participant’s Post-2004 Account shall be made to or in respect of the Participant under section 7.2 or 7.3 of the Plan until the end of such six-month period (or until the Participant’s death, if earlier). Any such distribution to which the Participant is otherwise entitled to receive during such six-month period shall instead be paid as of the first day of the seventh month following the date of Separation from Service or termination of service on the Board and Affiliate Boards or, in the event of the Participant’s earlier death, as provided in Article VIII. Until paid, any amount otherwise distributable from the Participant’s Post-2004 Account prior to the end of such six-month period (or the Participant’s death, if earlier) shall continue to be adjusted under Article VI to reflect investment returns of the investments in which the Participant’s Post-2004 Account is deemed invested, and the amount distributable shall be valued as of the Valuation Date coincident with or next preceding the date payment is made.

7.9

Termination of Service on Board or Affiliate Board. For purposes of the Plan, a Participant who is an Eligible Director shall be deemed to terminate service on the Board or an Affiliate Board only when the Participant is considered to have a “separation from service”, within the meaning of Section 409A of the Code, with the Company and its Affiliates.

VIII.	DEATH BENEFITS

8.1	Death Prior to Termination.

(a)

Participants other than Eligible Directors. If a Participant, other than an Eligible Director, incurs a Separation from Service by reason of death and had not incurred a Disability prior thereto, the Participant’s Beneficiary shall receive a survivor benefit in an amount equal to the sum of:

(i)	the Participant’s Account balance,

plus

(ii)	the Participant’s total Base Salary and Bonus deferrals deferred under the Plan and the Prior Plans, multiplied by two.

(b)

Eligible Directors. If a Participant who is an Eligible Director dies prior to termination of his or her service on the Board and Affiliate Boards and prior to incurring a Disability, the Participant’s Beneficiary shall receive a survivor benefit in an amount equal to the sum of:

(i)	the Participant’s Account balance,

plus

(ii)	the Participant’s total Director Compensation deferrals deferred under the Plan and the Prior Plans for periods on or after January 1, 2000, multiplied by two.

Such survivor benefits shall be paid in a single lump sum, but subject to Section 11.7, as of the Valuation Date coincident with or next following the date of Participant’s death.

8.2

Death After Termination. Subject to Section 8.3, if (i) a Participant incurs a Disability or (ii) prior to incurring a Disability a Participant’s Separation from Service for reasons other than death occurs or, in the case of an Eligible Director, the Participant terminates service on the Board and Affiliate Boards, and thereafter the Participant dies prior to the time his or her vested Account balance has been fully distributed, the Participant’s Beneficiary shall receive any remaining portion of the Participant’s vested Account at the regularly-scheduled date of payment of the Account balance or for the remaining installment payments of the Participant’s Account, as the case may be.

8.3

Post-Retirement Survivor Benefit. If a Participant has a Separation from Service by reason of Retirement and thereafter dies with an Eligible Spouse (defined below) surviving, then in addition to the remaining installments or Account balance payable to the Participant’s Beneficiary under Section 8.2, if any, the Participant’s Eligible Spouse shall be entitled to a “Supplemental Retirement Benefit.” The Supplemental Retirement Benefit shall be payable in the form of an annual annuity for the life of the Eligible Spouse, with such annuity to commence as provided in the following paragraph. The amount of the annuity shall be the amount that would be payable if 50% of the Participant’s Account balance as of the Valuation Date coincident with or next following the Participant’s Retirement had been used to purchase an annual annuity for the life of the Eligible Spouse, determined using interest and actuarial factors established by the Administrator, commencing as of the first day of the month following the month in which Retirement occurs. For purposes of this Section 8.3, the term “Eligible Spouse” means the person to whom the Participant was married both on the date of his or her Retirement and death.

If such Participant does not have an Account balance under the Plan at the time of his or her death, payment of the annual Supplemental Retirement Benefit shall commence as of the first day of the month following the month in which the Participant’s death occurs. If the Participant has an Account balance remaining unpaid under the Plan at the time of death, payment of the annual Supplemental Retirement Benefit shall commence as of the first day of the month that is 12 months after the month in which the payment of the Account in a lump sum or the last installment payment of the Participant’s Account is made, as the case may be. Subsequent payments shall be made as of the anniversary of the annuity commencement date.

This Section 8.3 shall not apply to a Participant who is an Eligible Director.

8.4

Other Conditions. Notwithstanding the foregoing provisions of this Article VIII, if the Participant’s death occurs within two years of initial Plan participation, and such death occurs by reason of suicide (as reported on the Participant’s death certificate or determined by the Administrator in good faith), the Participant’s Beneficiary shall receive the Participant’s vested Account balance as of the date of his or her death, subject to adjustment for investment return under Article VI until distributed, in full satisfaction of the Company’s obligations under the Plan, and no other benefit, including a Supplemental Retirement Benefit or the amount referenced in Sections 8.1(a)(ii) and (b)(ii) above shall be payable under the Plan.

8.5

Administrator Discretion Regarding Form. Notwithstanding the foregoing provisions of this Article VIII, a Beneficiary may request that the Administrator approve an alternate form of payment of survivor benefits payable under this Article VIII from a Participant’s Pre-2005 Account, which request may be granted in the sole discretion of the Administrator.

IX.	ADMINISTRATION

9.1

Authority of Administrator. The Administrator shall have full power and authority to carry out the terms of the Plan, including the discretionary authority to construe and interpret the Plan, make factual findings, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder. The Administrator’s interpretation, construction and administration of the Plan, including any adjustment of the amount or recipient of the payments to be made, shall be binding and conclusive on all persons for all purposes. Neither the Company, including its officers, employees or directors, nor the Administrator or the Board or any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation, construction and administration of the Plan.

9.2

Participant’s Duty to Furnish Information. Each Participant shall furnish to the Administrator such information as it may from time to time request for the purpose of the proper administration of this Plan.

9.3

Claims Procedure. If a Participant or Beneficiary (“Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrator. The Administrator shall notify the Claimant within 90 days (45 days in the case of a claim for benefits payable by reason of a Disability (a “disability claim”)) of allowance or denial of the claim, unless with respect to a claim other than a disability claim, the Claimant receives written notice from the Administrator prior to the end of the 90-day period stating that special circumstances require an extension (of up to 90 additional days) of the time for decision. In the case of a disability claim, the 45-day period provided for above may be extended by the Administrator for up to 30 days (and an additional period of up to 30 days), provided the Administrator:

(i)          determines that such an extension is necessary due to matters beyond the control of the Plan,

(ii)          notifies the Claimant, before the expiration of the initial 45-day period or the additional 30-day period, as the case may be, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision;

(iii)         includes in the notice of the extension an explanation of (A) the standards on which entitlement to a benefit is based, (B) the unresolved issues that prevent a decision on the claim, and (C) the additional information needed to resolve those issues; and

(iv)         provides the Claimant at least 45 days within which to provide the additional information described in (iii)(C) above.

In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a disability claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

The notice of the decision on a claim shall be in writing, sent by mail to Claimant’s last known address, and if a denial of the claim, shall contain the following information: (a) the specific reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; (c) if applicable, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary; (d) an explanation of the claims review procedure and the time limits applicable, including a statement of the Claimant’s rights to bring a civil action under Section 502(a) of ERISA following an adverse determination on review; and (e) in the case of denial of a disability claim:

(i)          the specific internal rule, guideline, protocol, or similar factor (if any) on which the adverse determination was based or a statement that a copy thereof is available to the Claimant free of charge upon request; and

(ii)          a statement explaining the scientific or clinical judgment (if any) used in applying the terms of the Plan to the Claimant’s medical circumstances or a statement that such explanation will be provided free of charge to the Claimant.

A Claimant is entitled to request a review of any denial of his or her claim by the Board. The request for review must be submitted within 60 days (180 days in the case of a disability claim) of mailing of notice of the denial. Absent a request for review within the 60-day period (180 days for a disability claim), the claim shall be deemed to be conclusively denied. The Claimant or his or her representatives shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. The Board shall render a review decision in writing within 60 days (45 days in the case of a disability claim) after receipt of a request for a review, provided that, in special circumstances the Board may extend the time for decision by not more than 60 days (45 days in the case of a disability claim) upon written notice to the Claimant. A claim will be reviewed by the Board taking into account all comments, documents, records, and other information submitted by the Claimant and relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. A claim will be reviewed by the Board without any deference to the initial claim denial. In addition, in the case of denial of a disability claim, the Board will (i) if the original adverse determination was based, in whole or in part, on a medical judgment, will consult a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who did not consult the Plan in connection with the original adverse determination; and (ii) provide the Claimant with the name of any medical or vocational experts with whom the Plan consulted in making its original determination, whether or not the determination was based on such experts’ advice. The Claimant shall receive written notice of the Board’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other relevant information to the claim for benefits, a statement of the Claimant’s right to bring an action under ERISA Section 502(a), and in the case of denial of a disability claim:

(i)          the specific internal rule, guideline, protocol, or similar factor (if any) on which the adverse determination was based or a statement that a copy thereof is available to the claimant free of charge upon request;

(ii)          a statement explaining the scientific or clinical judgment (if any) used in applying the terms of the Plan to the Claimant’s medical circumstances or a statement that such explanation will be provided free of charge to the Claimant; and

(iii)         the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office.”

The Board’s decision shall be final and binding. In performing the duties under this Section 9.3, the Board shall have the same powers to interpret the Plan and make factual findings with respect thereto as are granted to the Administrator under Section 9.1.

9.4

Participating Statements. As soon as practicable after the end of each calendar quarter, a statement will be furnished or made available to each Participant showing the status of his or her Account as of the beginning and end of the calendar quarter, any changes to such Account during such calendar quarter, and such other information as the Administrator may determine. The Administrator may, in its sole discretion, change the frequency in which statements are provided to any or all Participants.

X.	AMENDMENT AND TERMINATION

The Board may amend or terminate the Plan in whole or in part at any time; provided, however, the Benefits Oversight Committee of the Company shall also have the authority to amend the Plan to the extent that such amendment (i) is necessary or desirable to comply with legal requirements, (ii) is a non-substantive administrative amendment, or (iii) does not result, alone or in the aggregate with other amendments, in an estimated annual cost to the Plan of $1 million or more. Notwithstanding the foregoing, no such amendment or termination shall have a material adverse affect on any Participant’s rights under the Plan accrued as of the date of such amendment or termination except to the extent necessary to comply with Section 409A of the Code. Upon termination of the Plan, in whole or in part, the Board (i) shall cause a lump-sum payment of all benefits under the Plan, or the portion thereof being terminated, attributable to Pre-2005 Accounts to be made to all Participants or Beneficiaries or other persons entitled thereto at substantially the same time and (ii) shall cause a lump-sum payment of all benefits under the Plan, or the portion thereof being terminated, attributable to Post-2004 Accounts to be made to all Participants or Beneficiaries or other persons entitled thereto at substantially the same time to the extent such acceleration of the time and form of payment is permitted under Section 409A and the regulations and guidance issued thereunder and, if not, as provided under Articles VII and VIII.

XI.	MISCELLANEOUS

11.1

No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary or any other person, individually or as a member of a group, any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Board or the Administrator in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, neither the Company or other Employer nor any of their Affiliates shall be required or be liable to make any payment under the Plan.

11.2

No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company or any Affiliate to continue the services of any Participant, or obligate any Participant to continue in the service of the Company or Affiliates, or as a limitation of the right of the Company or Affiliates to discharge any of their employees, with or without cause.

11.3

Unfunded Plan. The Plan is an unfunded and unsecured nonqualified deferred compensation plan. No funds shall be segregated or earmarked for any current or former Participant, Beneficiary or other person under the Plan. Payment of benefits from the Plan in respect of a Participant who is an Eligible Director that are attributable to service on the Board shall only be made by the Company and payment of benefits from the Plan in respect of a Participant who is an Eligible Director that are attributable to service on an Affiliate Board shall only be made by such Affiliate. Payment of benefits from the Plan in respect of a Participant who is an Eligible Employee shall be made only by the Employer which last employed the Participant before payments commence; provided, however, that each other Employer shall reimburse the paying Employer for the period, if any, that the Participant was employed while a Participant by such other Employer, in a manner as determined by the Company in its sole discretion. Notwithstanding the foregoing, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company in respect of its obligations under the Plan (other than as a general creditor of the Company with an unsecured claim against its general assets). The Company may also choose to use life insurance to assist in meeting obligations under the Plan. As a condition of participation in the Plan, each Participant agrees to execute any documents that may be required in connection with obtaining such insurance and to cooperate with any life insurance underwriting requirements; provided, however, that a Participant shall not be required to undergo a medical examination in connection therewith.

11.4

Nontransferability. Prior to payment thereof, no benefit under the Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind, except pursuant to a domestic relations order (as defined in Code Section 414(p)(1)(B)) awarding benefits to an “alternate payee” (within the meaning of Code Section 414(p)(8)) that the Administrator determines satisfies the criteria set forth in paragraphs (1), (2) and (3) of Code Section 414(p) (a “DRO”). Notwithstanding any provision of the Plan to the contrary, the Plan benefits awarded to an alternate payee under a DRO may be paid pursuant to the DRO in a single lump sum to the alternate payee on the Valuation Date as soon as administratively practicable following the date the Administrator determines the order is a DRO, and such amounts, as adjusted for earnings, gains and losses, will be deducted from the Participant’s Accounts as of such Valuation Date.

11.5

Successors and Assigns. The rights, privileges, benefits and obligations under the Plan are intended to be, and shall be treated as legal obligations of and binding upon the Company and each Employer, and their respective successors and assigns, including successors by merger, consolidation, reorganization or otherwise.

11.6	Applicable Law. This Plan is established under and will be construed according to the laws of the State of Oklahoma, to the extent not preempted by the laws of the United States.

11.7

Timing of Payments. Notwithstanding any provision of the Plan to the contrary, a distribution to be made as of a specified date in Article VII or Article VIII shall be made on the date specified or as soon as administratively practicable thereafter, but in no event shall any portion of the distribution attributable to a Participant’s Post-2004 Accounts be made later than the last day of the same calendar year in which such date occurs or, if later and provided that Participant or Beneficiary is not permitted, directly or indirectly, to designate the year in which the distribution is made, by the 15th day of the third calendar month following the specified date. Until paid, any amount otherwise distributable from a Participant’s Account shall continue to be adjusted under Article VI to reflect investment returns of the investments in which the Account is deemed invested, and the amount distributable shall be valued as of the Valuation Date coincident with or next preceding the date payment is made. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her Beneficiary, a payment will be treated as made on the specified date for purposes of Code Section 409A if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable.

11.8

Tax Penalty Avoidance. The provisions of this Plan are not intended, and should not be construed to be legal, business or tax advice. The Company, Participants and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

11.9

Section 409A Compliance. To the extent applicable, it is intended that this Plan be in full compliance with the provisions of Section 409A of the Code. The Plan shall be interpreted, construed and administered in a manner consistent with this intent.

IN WITNESS WHEREOF, OGE Energy Corp. has caused this instrument to be executed in its name by its duly authorized officer on this 17th day of April, 2008.

OGE Energy Corp.

By: /s/ Peter B. Delaney

Chairman, President and Chief Executive Officer